Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-8 of Velo3D, Inc. and Subsidiaries (the “Company”) of our report dated March 31, 2025, relating to the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

April 7, 2025